Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 26, 2017	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2017

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the three months ended September 30, 2017.

Gaming revenues of $39,503,000 were down 4.3% compared to the third quarter of 2016.  The revenue decrease was primarily attributable to lower slot machine revenue.

Other operating revenues of $5,591,000 were down 3.9% compared to the third quarter of 2016 from small decreases in most non-gaming operations.  Occupancy levels in the Dover Downs Hotel were 89.5% for the third quarter of this year.

General and administrative costs were $1,286,000 for the third quarter compared to $1,228,000 last year.

Net loss was ($137,000), or $.00 per diluted share compared with net earnings of $520,000 or $.02 per diluted share for the third quarter of 2016.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated: “It should be apparent that the State’s gaming revenue sharing formula is unsustainable when considering that the Company has paid out $56.4 million to the State and the horsemen, while incurring a pretax loss of $366,000 through the first nine months of this year.  We will continue to pursue a more equitable approach to this industry.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,200 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Gaming (1)	$39,503	$41,295	$114,568	$119,711
Other operating (2)	5,591	5,815	17,979	18,340
	45,094	47,110	132,547	138,051
Expenses:
Gaming	37,863	39,015	109,702	113,251
Other operating	3,856	3,895	12,543	12,594
General and administrative	1,286	1,228	3,906	3,851
Depreciation	2,096	1,959	6,128	5,799
	45,101	46,097	132,279	135,495

Operating (loss) earnings	(7)	1,013	268	2,556

Interest expense	(217)	(214)	(634)	(661)

(Loss) earnings before income taxes	(224)	799	(366)	1,895

Income tax benefit (expense)	87	(279)	77	(818)

Net (loss) earnings	$(137)	$520	$(289)	$1,077

Net (loss) earnings per common share:
- Basic	$—	$0.02	$(0.01)	$0.03
- Diluted	$—	$0.02	$(0.01)	$0.03

Weighted average shares outstanding:
- Basic	32,322	32,202	32,321	32,201
- Diluted	32,322	32,202	32,321	32,201

(1)              Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)              Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	December 31,
	2017	2016
ASSETS

Current assets:
Cash	$10,590	$11,677
Accounts receivable	2,778	3,507
Due from State of Delaware	7,739	7,285
Inventories	2,074	1,910
Prepaid expenses and other	3,562	2,365
Receivable from Dover Motorsports, Inc.	—	7
Income taxes receivable	172	221
Total current assets	26,915	26,972

Property and equipment, net	136,137	140,714
Other assets	587	594
Deferred income taxes	2,190	2,020
Total assets	$165,829	$170,300

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,201	$3,749
Purses due horsemen	7,764	7,649
Accrued liabilities	8,990	9,732
Payable to Dover Motorsports, Inc.	27	—
Deferred revenue	334	361
Revolving line of credit	21,500	25,250
Total current liabilities	42,816	46,741

Liability for pension benefits	7,387	7,897
Total liabilities	50,203	54,638

Stockholders’ equity:
Common stock	1,828	1,814
Class A common stock	1,487	1,487
Additional paid-in capital	5,824	5,669
Retained earnings	110,999	111,288
Accumulated other comprehensive loss	(4,512)	(4,596)
Total stockholders’ equity	115,626	115,662
Total liabilities and stockholders’ equity	$165,829	$170,300

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016

Operating activities:
Net (loss) earnings	$(289)	$1,077
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	6,128	5,799
Amortization of credit facility origination fees	42	77
Stock-based compensation	243	252
Deferred income taxes	(227)	54
Changes in assets and liabilities:
Accounts receivable	729	902
Due from State of Delaware	(454)	(421)
Inventories	(164)	(238)
Prepaid expenses and other	(1,185)	(820)
Income taxes receivable/payable	50	194
Accounts payable	665	788
Purses due horsemen	115	937
Accrued liabilities	(742)	(839)
Payable to/receivable from Dover Motorsports, Inc.	34	(88)
Deferred revenue	(27)	(34)
Liability for pension benefits	(379)	(294)
Net cash provided by operating activities	4,539	7,346

Investing activities:
Capital expenditures	(1,764)	(2,469)
Purchase of available-for-sale securities	(47)	(47)
Proceeds from sale of available-for-sale securities	44	44
Net cash used in investing activities	(1,767)	(2,472)

Financing activities:
Borrowings from revolving line of credit	58,670	37,880
Repayments of revolving line of credit	(62,420)	(41,880)
Repurchase of common stock	(74)	(66)
Credit facility fees	(35)	(40)
Net cash used in financing activities	(3,859)	(4,106)

Net (decrease) increase in cash	(1,087)	768
Cash, beginning of period	11,677	10,496
Cash, end of period	$10,590	$11,264